Contact:    Bryan A. Binyon, Treasurer
                                                (812) 468-5195


                     AMERICAN GENERAL FINANCE CORPORATION
                    REPORTS RESULTS FOR SECOND QUARTER 1996

HIGHLIGHTS:

- -     Increase in loans secured by real estate of $200 million since year end

- -     Continued improvement in delinquency and charge off

- -     Allowance for finance receivable losses remains strong

- -     Year-to-date earnings on plan


EVANSVILLE, IN, JULY 23, 1996.--American General Finance Corporation's results for the second quarter of 1996 were in line with management expectations producing net income of $34 million compared to 1995 second quarter net income of $64 million.

Since year-end 1995, the continued emphasis on credit quality has produced more than $200 million of real estate secured receivables growth and lower volumes in previously fast-growing non-real estate, retail sales finance and credit card receivables. Overall, total finance receivables increased $37 million in the second quarter but dropped $343 million since year-end 1995. At the end of the second quarter, real estate secured receivables accounted for 38.5% of the entire portfolio, compared to 34.4% at year-end 1995.

While delinquencies and charge-offs are expected to remain above historical levels throughout 1996, 60-day+ delinquencies improved to 4.01% from 4.15% at year-end. The second quarter charge off rate was 5.4% of receivables compared to 5.5% for the first quarter and 6.0% for the 1995 fourth quarter. These improvements are viewed favorably, but the company is continuing to maintain a conservative outlook by holding the allowance for finance receivable losses at 6.0% at the end of the second quarter.

Since late 1995, underperforming marketing initiatives have either been restructured or discontinued. Certain non-recurring expenses associated with the discontinued initiatives negatively impacted the financial results for the second quarter. The strategic review of operations and the decrease in receivables during the year resulted in a second quarter workforce reduction of approximately 450 positions throughout the U.S., primarily through
attrition.   Management believes the improvement programs implemented in late
1995 and throughout 1996 will continue to address the overall credit quality issues, lead to expense reductions, and build a strong foundation for improved future results.
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American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.1 billion and operates 1,372 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands.
Products and services are provided to over 3 million low-to-middle income American families. The company offers direct consumer and home equity loans, retail sales financing, credit cards, and credit and non-credit insurance.


Certain information included in this press release is forward looking and involves risks and uncertainties, including general economic and competitive conditions that could significantly impact expected results. Investors are also directed to other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.
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FINANCIAL HIGHLIGHTS:                AGFC
(Dollars in Millions, Annualized Percentages)



                        Quarter     Quarter     Six Months  Six Months
                        Ended       Ended       Ended       Ended
                        6-30-96     6-30-95     6-30-96     6-30-95
                        -------     -------     ----------  ----------
Revenues:
      Finance Charges    $353        $369        $715        $727
      Insurance            52          57         103         111
      Other                22          30          45          48
                        --------    --------    --------    --------
      Total Revenues     $427        $456        $863        $886

Net Income                $34         $64         $64        $126

Finance Charge Yield    18.12%      17.94%      18.12%      17.94%

Charge-Off Ratio         5.38%       2.94%       5.46%       2.88%

Return on Assets         1.51%       2.73%       1.40%       2.72%

Return on Equity         9.59%      18.11%       8.91%      18.09%
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At:                                       6/30/96     12/31/95
- ------                                    -------     --------

Total Assets                              $9,091      $9,485

Real Estate Loans                         $3,022      $2,817
Non-Real Estate Loans                      2,466       2,694
Retail Sales Contracts                     1,006       1,189
Private Label                                845         943
Credit Cards                                 519         558
                                          ---------   ----------
   Total Net Finance Receivables          $7,858      $8,201


Allowance for Finance Receivable Losses   2Q96        1995
- ---------------------------------------   -------     -----
Balance at beginning of period            $477        $226
Provision for finance receivable losses    100         574
Charge-offs, net of recoveries            (105)       (311)
Other                                      -            (7)
                                          -------     -----
     Balance at end of period             $472        $482


60-Day+ Delinquency Ratios                6/30/96     12/31/95
- --------------------------                --------    --------
Real Estate Loans                         2.10%       2.01%
Non-Real Estate Loans                     6.26        6.37
Retail Sales Contracts                    2.91        3.01
Private Label                             4.85        4.77
Credit Cards                              4.50        4.85
                                          --------    --------
      Total                               4.01%       4.15%
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